Exhibit 10.2

RESTRICTED STOCK AGREEMENT

THIS AGREEMENT, entered into as of the Grant Date, is by and between the Participant and Caraustar Industries, Inc. (the “Company”).

BACKGROUND STATEMENT

The Company maintains the Caraustar Industries, Inc. 2003 Long-Term Equity Incentive Plan (the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the Compensation and Employee Benefits Committee of the Company’s Board of Directors, which administers the Plan (the “Committee”), to receive a restricted stock award under the Plan.

NOW, THEREFORE, IT IS AGREED, by and between the Company and the Participant, as follows:

1. Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this paragraph 1:

(a) The “Participant” is «Participant» «Last Name».

(b) The “Grant Date” is «NQs Grant Date».

(c) The “Restricted Period” is the period beginning on the Grant Date and ending on the earlier of (i) the              anniversary of the Grant Date and (ii) the first date after                      on which the closing price of the Company’s common stock, as reported on the NASDAQ National Market, has been greater than or equal to $             per share for each of 20 consecutive trading days.

(d) The number of shares of Restricted Stock awarded under this Agreement shall be «PARs» shares. Shares of “Restricted Stock” are shares of the Company’s common stock granted under this Agreement and are subject to the restrictions and other terms of this Agreement and the Plan.

Other terms used in this Agreement are defined pursuant to paragraph 6 or elsewhere in this Agreement.

2. Award. The Participant is hereby granted the number of shares of Restricted Stock set forth in paragraph 1.

3. Dividends and Voting Rights. The Participant shall be entitled to receive any dividends paid with respect to shares of Restricted Stock that become payable during the Restricted Period; provided, however, that no dividends shall be payable to or for the benefit of the Participant for shares of Restricted Stock with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited those shares of Restricted Stock. The Participant shall be entitled to vote the shares of Restricted Stock during the Restricted Period to the same extent as would have been applicable to the Participant if the Participant was then vested in the shares; provided, however, that the Participant shall not be entitled to vote the shares with respect to record dates for such voting rights arising prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited the shares of Restricted Stock.

4. Deposit of Shares of Restricted Stock. Each certificate issued in respect of shares of Restricted Stock granted under this Agreement shall be registered in the name of the Participant but shall be retained by the Secretary of the Company. The grant of certificated Restricted Stock is conditioned upon the Participant endorsing in blank a stock power for the Restricted Stock. Alternatively, the Company may register the shares of Restricted Stock granted under this Agreement in book-entry form only.

5. Transfer and Forfeiture of Shares. If the Participant’s Date of Termination does not occur during the Restricted Period with respect to any shares of Restricted Stock, then, at the end of the Restricted Period for such shares, the Participant shall become vested in those shares of Restricted Stock, and shall own the shares free of all restrictions otherwise imposed by this Agreement. The Participant shall become vested in the shares of Restricted Stock, and become owner of the shares free of all restrictions otherwise imposed by this Agreement, prior to the end of the Restricted Period, as follows:

(a) The Participant shall become vested in the shares of Restricted Stock as of the Participant’s Date of Termination prior to the date the Restricted Stock would otherwise become vested, if the Participant’s Date of Termination occurs by reason of the Participant’s death or Disability.

(b) The Participant shall become vested in the shares of Restricted Stock as of the date of a Change in Control, if the Change in Control occurs prior to the end of the Restricted Period, and the Participant’s Date of Termination does not occur before the date of the Change in Control.

Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered until the expiration of the Restricted Period. Except as otherwise provided in this paragraph 5, if the Participant’s Date of Termination occurs during the Restricted Period, the Participant shall forfeit the Restricted Stock as of the Participant’s Date of Termination. Notwithstanding the foregoing, if the Participant retires during the Restricted Period, the Committee may in its sole discretion (but shall not be obligated to) determine that the Restricted Stock shall not be forfeited. For purposes hereof, a Participant shall be deemed to “retire” if the Participant’s Date of Termination occurs on or after the date the Participant attains the earliest age at which the Participant is eligible to retire under the Caraustar Industries, Inc. Defined Benefit Pension Plan.

6. Definitions. For purposes of this Agreement, the terms used in this Agreement shall be subject to the following:

(a) Date of Termination. The Participant’s “Date of Termination” shall be the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any Subsidiary, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries; and provided, further, that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or a Subsidiary approved by the Participant’s employer. If, as a result of a sale or other transaction, the Participant’s employer ceases to be a Subsidiary (and the Participant’s employer is or becomes an entity that is separate from the Company), and the Participant is not, at the end of the 30-day period following the transaction, employed by the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the employer.

(b) Disability. Except as otherwise provided by the Committee, the Participant shall be considered to have a “Disability” during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is expected to have a duration of not less than 180 days.

(c) Plan Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase defined in the Plan is similarly used in this Agreement.

7. Heirs and Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any rights of the Participant or benefits distributable to the Participant under this Agreement have not been exercised or distributed, respectively, at the time of the Participant’s death, such rights shall be exercisable by the Designated Beneficiary, and such benefits shall be distributed to the Designated Beneficiary, in accordance with the provisions of this Agreement and the Plan. The “Designated Beneficiary” shall be the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee in such form and at such time as the Committee shall require. If a deceased Participant fails to designate a beneficiary, or if the Designated Beneficiary does not survive the Participant, any rights that would have been exercisable by the Participant and any benefits distributable to the Participant shall be exercised by or distributed to the legal representative of the estate of the Participant. If a deceased Participant designates a beneficiary and the Designated Beneficiary survives the Participant but dies before the Designated Beneficiary’s exercise of all rights under this Agreement or before the complete distribution of benefits to the Designated Beneficiary under this Agreement, then any rights that would have been exercisable by the Designated Beneficiary shall be exercised by the legal representative of the estate of the Designated Beneficiary, and any benefits distributable to the Designated Beneficiary shall be distributed to the legal representative of the estate of the Designated Beneficiary.

8. Withholding Taxes. All deliveries and distributions under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of the Company’s common stock that the Participant already owns, or to which the Participant is otherwise entitled under the Plan.

9. Administration. The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding.

10. Plan Governs. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company.

11. Not An Employment Contract. The award of Restricted Stock under this Agreement shall not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

12. Amendment. This Agreement may be amended by written agreement of the Participant and the Company, without the consent of any other person.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina.

14. Revocation for Failure to Return. This Agreement will be null and void, the Restricted Stock offered hereby will be automatically revoked and the Participant will have no rights under this Agreement or in connection with such Restricted Stock, unless the Company receives a copy of this Agreement bearing the Participant’s original signature, in the space provided below, on or before             , 20    .